Exhibit 99.01

FOR IMMEDIATE RELEASE

CannaSys, Inc. Announces Partnership and Joint Venture
with Mile High Brands

New Partnership Will Create Industry Branding Powerhouse

Denver, CO—November 11, 2015—CannaSys, Inc. (“CannaSys”) (OTCQB: MJTK), a leading technology solutions provider to the cannabis industry, announced today that it has formed a partnership and joint venture with MHB, Inc., a Colorado corporation, doing business as Mile High Brands (“MHB”), a branding and marketing agency.

In conjunction with the partnership, CannaSys and MHB will create a new joint venture entity focused on creating, launching and distributing branded products. Additionally, each of CannaSys and MHB will exchange 10,000,000 shares of its respective common stock, providing CannaSys with a 49% stake in MHB and a 10% share of MHB’s gross revenue. CannaSys will be able to leverage MHB’s growing portfolio of recognized celebrities, a robust pipeline of new talent, in combination with its unique software platform designed to reach consumers, to promote and track acceptance of brands and products.

Founded in 2014, MHB has quickly secured a portfolio of high-profile talent with an interest in sharing its audience with high-quality brands. The MHB portfolio includes such brands as Kottonmouth Kings and Stonetown Animations, among others. Both MHB and CannaSys have a substantial pipeline of new brands and talent in order to consolidate this rapidly evolving sector. MHB is actively marketing its Kottonmouth Kings Hoodies and is anticipating the release of a line of Limited Edition, bamboo-encased, celebrity-branded vape pens.

“We believe the branding and distribution landscape remains virtually unpenetrated, and most operators in the space are ineffectual,” commented Michael Tew, CEO of CannaSys. “Our new model in partnership with Mile High Brands has the ability not only to enhance existing brands, but also to create new brands while tracking and enhancing market acceptance.”

“Mile High Brands is just in its infancy stages of developing its talent roster,” said Jay Boisdrenghien, CEO of MHB. “Alongside the CannaSys team, we can accelerate the growth of our talent portfolio while also enhancing our distribution capabilities.”

In conjunction with the partnership, David H. Wollins, a founding shareholder of MHB, will join the board of directors of CannaSys, while Michael A. Tew will join the board of directors of MHB. Mr. Wollins, with a B.S. in Marketing and Economics from the Wharton School of Economics, looks forward to the synergy of collaborating with Mr. Tew to implement the business plan for the joint venture.

Details of the partnership can be found in CannaSys’s recent 8-K filing with the Securities and Exchange Commission.

About CannaSys, Inc.
CannaSys is a leading technology solutions provider to the regulated cannabis industry. Its core products are delivered software as a service to facilitate point-of-purchase transactions, customer relationship marketing solutions, and cannabis laboratory information management systems. CannaSys plans to develop, acquire, and build partnerships in order to bring additional solutions to market in both established and developing medical and recreational cannabis states. For further information, please visit www.cannasys.com.

About MHB, Inc. (Mile High Brands)
MHB, Inc. is a Colorado based marketing, labeling, packaging, and branding agency focused on strategic marketing and distribution opportunities using celebrity licenses to sell branded products. Founded in 2014, Mile High has secured a portfolio of well-regarded celebrities.

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of CannaSys’s products, increased levels of competition for CannaSys, new products and technological changes, CannaSys's dependence on third-party suppliers, and other risks detailed from time to time in CannaSys's periodic reports filed with the Securities and Exchange Commission.

Contact:
CannaSys, Inc.
Michael A. Tew
Chief Executive Officer
Tel:  800.420.4866 x100
Email: michael.tew@cannasys.com
Web:  www.cannasys.com